Forterra Announces Second Quarter 2017 Results

▪	Residential and Commercial Outlook Remains Strong

▪	Excessive Rainfall Negatively Impacted Shipments

▪	Closed the Sale of U.S. Concrete and Steel Pressure Pipe Assets

Irving, TX - GLOBE NEWSWIRE - August 10, 2017 -- Forterra, Inc. (“Forterra” or the "Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended June 30, 2017.

Second Quarter 2017 Results
Second quarter 2017 net sales increased to $436.7 million, compared to $381.7 million in the prior year quarter, driven mainly by acquisitions that contributed $56.1 million. Net sales were negatively impacted by Tropical Storm Cindy, excessive rainfall events around the country and a decline in average sales prices of products sold. Net income for the quarter was $(11.2) million, or $(0.18) per share, compared to net income of $36.7 million, or $0.70 per share, in the prior year quarter. Adjusted net income1 was $(1.3) million in the second quarter of 2017 compared to Adjusted net income1 of $43.4 million in the prior year quarter. Adjusted EBITDA1 for the second quarter was $46.5 million compared to $74.0 million in the prior year quarter.

Forterra CEO Jeff Bradley commented, “Our financial results this quarter were lower than we expected, reflecting the impact of weather, unanticipated competitive pricing pressure in certain areas and higher costs of goods sold. We continue to aggressively pursue price increases and growth of higher margin products, and we have positive momentum on this front heading into the second half of 2017. I remain enthusiastic about the longer term growth prospects for the Company."

Drainage Pipe & Products (“Drainage”) net sales increased to $221.5 million, compared to $192.2 million in the prior year quarter, due to $27.7 million of net sales from acquisitions. Drainage gross profit was $43.1 million compared to $48.1 million in the prior year quarter, primarily due to a decline in average sales prices due to increased competition in certain regions as well as higher cost of goods sold. Cost of goods sold increased due to higher labor costs in tight labor markets, freight and raw materials costs. Second quarter 2017 Drainage EBITDA2 and Adjusted EBITDA1 were $40.1 million and $40.5 million,

1 Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

respectively, compared to $47.1 million and $48.3 million, respectively, in the prior year quarter.

Water Pipe & Products (“Water”) net sales increased to $215.2 million, compared to $189.2 million in the prior year quarter, due to the acquisition in the second quarter of 2016 of U.S. Pipe, which provided an additional $28.4 million of net sales. Second quarter 2017 Water EBITDA2 and Adjusted EBITDA1 decreased to $17.9 million and $29.6 million, respectively, compared to $32.5 million and $41.7 million, respectively, in the prior year quarter, due to lower gross profit. Water gross profit was $33.3 million compared to $35.2 million in the prior year quarter. The ductile iron pipe portion of the Water segment was impacted by lower average sales prices due to increased competition and higher scrap prices that reduced gross margin for the quarter. In the concrete and steel pressure pipe portion of the Water segment, net sales increased modestly with higher sales in the U.S., partially offset by a decline in net sales in Canada. The higher U.S. concrete and steel pressure pipe net sales was driven by deliveries on a large project that had been delayed from the fourth quarter of 2016 and the first quarter of 2017. U.S. concrete and steel pressure pipe gross profit declined due primarily to lower average sales prices. In Canada, the higher sales and gross margin from concrete and steel pressure pipe in the prior year quarter were driven primarily by a large multi-year project that was completed in the fourth quarter of 2016.

Second quarter 2017 results were impacted by higher SG&A costs. The increase in SG&A was due primarily to higher professional fees associated with the previously announced cost savings initiatives and Sarbanes-Oxley compliance work. Bradley explained, "We have invested significantly in cost-cutting initiatives, integration of acquisitions and SOX compliance, and I expect that these costs will be substantially behind us as we head into 2018."

Bradley continued, "While our outlook for the third quarter of 2017 reflects a more challenging market environment than we had previously expected, I am confident that we are taking the right steps to improve our top line growth, lower our costs and increase our operating efficiency. We have made significant progress on our cost-cutting initiatives that I expect will materially lower our costs in 2018 and beyond."

Completion of Sale of U.S. Concrete and Steel Pressure Pipe Assets
The Company closed its previously announced sale of its U.S. concrete and steel pressure pipe assets on July 31, 2017 and used proceeds of $23.2 million to partially pay down the balance outstanding on its $300 million asset-based revolving credit facility (the "Revolver"). The transaction, which allowed Forterra to exit a business with unfavorable market dynamics in the U.S., is expected to be immediately

1 Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

accretive to Forterra’s earnings, margins and cash flows. Forterra also acquired assets relating to a Drainage facility in Conroe, Texas as a part of the transaction, which will bolster Forterra's position in the large and growing Houston Drainage market. The assets sold contributed EBITDA2 and Adjusted EBITDA1 of $(8.6) million and $(1.1) million, respectively, on net sales of $34.2 million in Q2 2017, compared to EBITDA2 and Adjusted EBITDA1 of $7.3 million and $1.3 million, respectively, on net sales of $23.1 million in Q2 2016. For the six months ended June 30, 2017 and June 30, 2016 and full year 2016, the assets sold generated EBITDA2 of $(13.9) million, $9.2 million, and $4.8 million, respectively, and Adjusted EBITDA1 of $(6.6) million, $3.3 million, and $1.4 million, respectively, on net sales of $61.9 million, $53.1 million, and $99.7 million, respectively.

Balance Sheet and Liquidity
At June 30, 2017, the Company had cash of $22.0 million and total borrowings under its credit agreements of $1.32 billion. Availability under the Revolver as of June 30, 2017 was $204.3 million. Including the benefit of the net proceeds from the sale of the U.S. concrete and steel pressure pipe business and anticipated positive cash flows from working capital in the second half of 2017, Forterra expects to end the year with no borrowings outstanding under the Revolver while maintaining a cash surplus heading into the seasonal increase in working capital during in Q1 2018. The Company anticipates that maintenance capital expenditures will be approximately 2.5% of net sales for 2017 with no major growth capital expenditures planned through the end of 2017. Since June 30, 2017, including the application of proceeds from U.S. concrete and steel pressure pipe assets, the Company has repaid $55.0 million on the Revolver, and the outstanding balance on the Revolver was $25.0 million on August 9, 2017.

Financial Outlook
The Company expects that the average sales prices in both segments in the third quarter of 2017 will be similar to the averages in the third quarter of 2016. However, the Company expects higher costs, including labor, freight and raw materials costs in the Drainage segment and scrap costs in the Water segment, will negatively impact margins as compared to the same period in the prior year. The Company also expects that the earnings contribution of the Canadian concrete and steel pressure pipe portion of the Water segment in the third quarter of 2017 will be negatively impacted by lower anticipated net sales as compared to the third quarter of 2016, consistent with the year over year trend from the second quarter of 2016 to the second quarter of 2017. The Company expects that costs in the Corporate segment in the third quarter of 2017 will be in line with costs in the first quarter of 2017, reflecting lower professional fees as compared to the second quarter of 2017. The Company expects that net income for the third quarter of 2017 will range from $1.0 million to $7.0 million and Adjusted

1 Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

EBITDA1 will range from $55.0 million to $65.0 million. The Company anticipates that the factors influencing expectations for the third quarter of 2017 will also impact results in the fourth quarter of 2017. The Company expects that EBITDA and Adjusted EBITDA margins in the third quarter of 2017 will be lower than the third quarter of 2016 levels, which were 16.5% and 18.2%, respectively. The Company will reevaluate whether or not to provide guidance beyond the third quarter of 2017 prior to reporting results for the third quarter of 2017 and will continue to reevaluate on an ongoing basis. The decision to provide guidance for the third quarter of 2017 was based on the significantly lower expectations for the Company for the third quarter of 2017 and the balance of the year.

Given the lower expectations for the balance of 2017, the Company is reassessing the timetable to achieve the previously announced target of a 400 basis point increase in income from operations, EBITDA and Adjusted EBITDA as a percentage of sales as compared to full-year 2016. While the Company expects to see the benefit of its initiatives in 2018 and beyond and believes that there are further opportunities to reduce its costs and increase margins, the increased market uncertainty, as reflected in the lower expectations for full year 2017, reduces the Company's visibility to achieving the previously communicated margin expansion by 2019.

Asset Impairment
As of June 30, 2017, the Company determined that the assets and liabilities associated with its now-sold U.S. concrete and steel pressure pipe assets met the criteria required to be classified as held for sale, and therefore are carried at fair value less selling costs. An analysis indicated that the carrying value of the long-lived assets held for sale exceeded the fair value less costs to sell, and as a result, a pre-tax impairment charge of $7.5 million was recorded within impairment and exit charges for the three and six month periods ended June 30, 2017.

During the second quarter of 2017, the Company performed interim goodwill impairment testing of the
Canadian concrete and steel pressure pipe reporting unit after identifying indicators it was more-likely-than-not that the reporting unit's carrying value was in excess of its fair value. As a result of the interim impairment testing, the Company determined that the carrying value of the reporting unit's goodwill was fully impaired and a goodwill impairment charge of $3.0 million was recorded.

Conference Call and Webcast Information
Forterra will host a conference call to review second quarter 2017 results on August 10, 2017 at 8:30 a.m. Eastern Time (7:30 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 58439727. Please dial in at least five minutes prior to the call

1 Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

to register. The call may also be accessed via a webcast which, along with the supplemental presentation that will be referenced during the call, are available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast along with the supplemental materials will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater management. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward- looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

1 Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the financial schedules at the end of this press release for how we define these measures, a discussion of why we believe they are useful and reconciliation thereof to the most directly comparable GAAP financial measures.
2 For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

Condensed Consolidated Statements of Operations
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$436,685	$381,723	$774,987	$568,719
Cost of goods sold	361,089	298,632	660,424	449,937
Gross profit	75,596	83,091	114,563	118,782
Selling, general & administrative expenses	(67,297)	(57,060)	(132,598)	(90,721)
Impairment and exit charges	(11,376)	(23)	(11,811)	(23)
Earnings from equity method investee	3,342	3,565	6,513	4,868
Other operating income, net	2,010	2,116	3,243	3,344
	(73,321)	(51,402)	(134,653)	(82,532)
Income (loss) from operations	2,275	31,689	(20,090)	36,250

Other income (expenses)
Interest expense	(17,078)	(24,839)	(30,620)	(42,129)
Other income (expense), net	—	(1,177)	—	(1,177)
Income (loss) before income taxes	(14,803)	5,673	(50,710)	(7,056)
Income tax benefit	3,630	26,173	16,994	36,740
Income (loss) from continuing operations	(11,173)	31,846	(33,716)	29,684

Discontinued operations, net of tax	—	4,843	—	3,069

Net income (loss)	$(11,173)	$36,689	$(33,716)	$32,753

Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2017	December 31, 2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$22,024	$40,024
Receivables, net	240,058	201,481
Inventories	287,300	279,502
Prepaid expenses	7,363	6,417
Other current assets	18,885	5,179
Current assets held for sale	77,244	—
Total current assets	652,874	532,603
Non-current assets
Property, plant and equipment, net	432,477	452,914
Goodwill	508,474	491,447
Intangible assets, net	256,362	281,598
Investment in equity method investee	56,499	55,236
Other long-term assets	12,072	10,988
Non-current assets held for sale	18,585	—
Total assets	$1,937,343	$1,824,786
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$125,372	$134,059
Accrued liabilities	59,293	82,165
Deferred revenue	10,329	20,797
Current portion of long-term debt	12,510	10,500
Current liabilities held for sale	21,564	—
Total current liabilities	229,068	247,521
Non-current liabilities
Senior term loan	1,183,809	990,483
Revolving credit facility	76,471	95,064
Deferred tax liabilities	87,267	100,550
Deferred gain on sale-leaseback	76,982	78,215
Other long-term liabilities	27,039	23,253
Long-term TRA Payable	156,783	156,783
Total liabilities	1,837,419	1,691,869
Commitments and Contingencies
Equity
Common stock, $0.001 par value, 64,165,557 and 63,924,124, shares issued and outstanding, respectively and 190,000,000 shares authorized	18	18
Additional paid-in-capital	229,711	228,316
Accumulated other comprehensive loss	(5,697)	(5,025)
Retained deficit	(124,108)	(90,392)
Total shareholders' equity	99,924	132,917
Total liabilities and shareholders' equity	$1,937,343	$1,824,786

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six months ended
	June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)	(unaudited)
Net Income (loss)	$(33,716)	$32,753
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization expense	58,305	40,420
Loss (gain) on disposal of property, plant and equipment	1,194	(1,217)
Amortization of debt discount and issuance costs	3,994	3,760
Impairment charges	10,551	—
Earnings from equity method investee	(6,513)	(4,868)
Distributions from equity method investee	5,250	4,500
Unrealized (gain) loss on derivative instruments, net	(1,326)	1,026
Provision (recoveries) for doubtful accounts	1,398	360
Deferred taxes	(12,112)	(38,376)
Deferred rent	1,122	—
Other non-cash items	571	54
Change in assets and liabilities:
Receivables, net	(70,062)	(47,321)
Inventories	(49,458)	6,940
Other assets	(8,190)	(10,917)
Accounts payable and accrued liabilities	(21,031)	(1,841)
Other assets & liabilities	(6,021)	8,361
NET CASH USED IN OPERATING ACTIVITIES	(126,044)	(6,366)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(30,024)	(16,340)
Assets and liabilities acquired, business combinations, net	(35,380)	(841,861)
NET CASH USED IN INVESTING ACTIVITIES	(65,404)	(858,201)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale-leaseback	—	216,280
Deferred transaction costs on failed sale-leaseback	—	(6,492)
Payment of debt issuance costs	(2,498)	(6,896)
Payments on Senior and Junior Term Loans	(5,753)	(2,191)
Proceeds from Senior and Junior Term Loans, net	200,000	548,400
Proceeds from Revolver	194,000	106,611
Payments on Revolver	(213,000)	(55,173)
Proceeds from settlement of derivatives	—	6,546
Capital contribution from parent	—	402,127
Payments for return of contributed capital	—	(347,344)
Other financing activities	(110)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	172,639	861,868
Effect of exchange rate changes on cash	809	926
Net change in cash and cash equivalents	(18,000)	(1,773)
Cash and cash equivalents, beginning of period	40,024	43,590
Cash and cash equivalents, end of period	$22,024	$41,817

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	26,465	26,915
Income taxes paid	25,882	—
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING DISCLOSURES:
Fair value changes of derivatives recorded in OCI, net of tax	(1,908)	(1,427)

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted net income, adjusted EBITDA and adjusted EBITDA margin. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate adjusted net income as net income (loss) after adjusting for (earnings)/loss from discontinued operations, impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other income and expenses, such as transaction costs, and costs associated with disposed sites and including normalized income tax expense for the adjustments to net income (loss). We calculate adjusted EBITDA as net income (loss) before (earnings)/loss from discontinued operations, interest expense, income tax benefit (expense), depreciation and amortization and before impairment and restructuring charges, (gains)/losses on the sale of property, plant and equipment and certain other income and expenses, such as transaction costs, and costs associated with disposed sites. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted net income, adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted net income, adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted net income and adjusted EBITDA should not be considered as alternatives to consolidated net income,

and in the case of our segment results, adjusted EBITDA should not be considered an alternative to EBITDA, which the CODM reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, adjusted net income, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the tax necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted net income, adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted net income, adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted net income, adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

Reconciliation of net income (loss) to adjusted net income (loss)
(in thousands)

	Three months ended June 30,
	2017	2016
	(unaudited)	(unaudited)
Net income (loss)	$(11,173)	$36,689
Loss from discontinued operations, net	—	(4,843)
(Gain) loss on sale of property, plant & equipment, net[1]	420	(368)
Impairment and exit charges[2]	11,376	23
Transaction costs[3]	2,679	7,152
Inventory step-up impacting margin[4]	338	11,465
Costs associated with disposed sites[5]	—	99
Non-cash compensation[7]	887	—
Tax impact of net income adjustments[8]	(5,809)	(6,797)
Adjusted net income (loss)	$(1,282)	$43,420

	Six months ended June 30,
	2017	2016
	(unaudited)	(unaudited)
Net income (loss)	$(33,716)	$32,753
Loss from discontinued operations, net	—	(3,069)
(Gain) loss on sale of property, plant & equipment, net[1]	1,194	(370)
Impairment and exit charges[2]	11,811	23
Transaction costs[3]	4,738	11,089
Inventory step-up impacting margin[4]	1,757	12,515
Costs associated with disposed sites[5]	—	188
Other (gains) expenses[6]	(538)	—
Non-cash compensation[7]	1,244	—
Tax impact of net income adjustments[8]	(7,476)	(8,675)
Adjusted net income (loss)	$(20,986)	$44,454

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]	Impairment of goodwill and long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted net income (loss) presented herein.

[6]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

[7]	Non-cash equity based compensation expense.

[8]	Assumes a normalized tax rate of 37% applied to the adjustments to net income.

Reconciliation of net income (loss) to Adjusted EBITDA
(in thousands)

	Three months ended June 30,
	2017	2016
	(unaudited)	(unaudited)
Net income (loss)	$(11,173)	$36,689
Loss from discontinued operations, net	—	(4,843)
Interest expense	17,078	24,839
Depreciation and amortization	28,501	25,136
Income tax benefit	(3,630)	(26,173)
EBITDA	30,776	55,648
(Gain) loss on sale of property, plant & equipment, net[1]	420	(368)
Impairment and exit charges[2]	11,376	23
Transaction costs[3]	2,679	7,152
Inventory step-up impacting margin[4]	338	11,465
Costs associated with disposed sites[5]	—	99
Non-cash compensation[6]	887	—
Adjusted EBITDA	$46,476	$74,019
Adjusted EBITDA margin	10.6%	19.4%
Gross profit	75,596	83,091
Gross profit margin	17.3%	21.8%

	Six months ended June 30,
	2017	2016
	(unaudited)	(unaudited)
Net income (loss)	$(33,716)	$32,753
Loss from discontinued operations, net	—	(3,069)
Interest expense	30,620	42,129
Depreciation and amortization	58,305	36,428
Income tax benefit	(16,994)	(36,740)
EBITDA	38,215	71,501
(Gain) loss on sale of property, plant & equipment, net[1]	1,194	(370)
Impairment and exit charges[2]	11,811	23
Transaction costs[3]	4,738	11,089
Inventory step-up impacting margin[4]	1,757	12,515
Costs associated with disposed sites[5]	—	188
Non-cash compensation[6]	1,244	—
Other (gains) expenses[7]	(538)	—
Adjusted EBITDA	$58,421	$94,946
Adjusted EBITDA margin	7.5%	16.7%
Gross profit	114,563	118,782
Gross profit margin	14.8%	20.9%

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]	Impairment of goodwill and long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[6]	Non-cash equity compensation expense.

[7]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in thousands)

Three months ended June 30, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$40,079	$17,913	$(27,216)	$30,776

(Gain) loss on sale of property, plant & equipment, net[1]	77	293	50	420
Impairment and exit charges[2]	(14)	11,390	—	11,376
Transaction costs[3]	—	—	2,679	2,679
Inventory step-up impacting margin[4]	338	—	—	338
Non-cash compensation[7]	28	18	841	887
Adjusted EBITDA	$40,508	$29,614	$(23,646)	$46,476

Three months ended June 30, 2016	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$47,085	$32,464	$(23,901)	$55,648

(Gain) loss on sale of property, plant & equipment, net[1]	243	(1,458)	847	(368)
Impairment and exit charges[2]	—	23	—	23
Transaction costs[3]	—	69	7,083	7,152
Inventory step-up impacting margin[4]	828	10,637	—	11,465
Costs associated with disposed sites[5]	99	—	—	99
Other (gains) expenses[6]	—	—	—	—
Adjusted EBITDA	$48,255	$41,735	$(15,971)	$74,019

Six months ended June 30, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$51,490	$35,025	$(48,300)	$38,215

(Gain) loss on sale of property, plant & equipment, net[1]	71	1,073	50	1,194
Impairment and exit charges[2]	(14)	11,825	—	11,811
Transaction costs[3]		—	4,738	4,738
Inventory step-up impacting margin[4]	1,757	—	—	1,757
Costs associated with disposed sites[5]	—	—	—	—
Other (gains) expenses[6]	—	(538)	—	(538)
Non-cash compensation[7]	49	37	1,158	1,244
Adjusted EBITDA	$53,353	$47,422	$(42,354)	$58,421

Six months ended June 30, 2016	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA	$75,034	$36,617	$(40,150)	$71,501

(Gain) loss on sale of property, plant & equipment, net[1]	241	(1,458)	847	(370)
Impairment and exit charges[2]	—	23	—	23
Transaction costs[3]	—	69	11,020	11,089
Inventory step-up impacting margin[4]	1,878	10,637	—	12,515
Costs associated with disposed sites[5]	188	—	—	188
Adjusted EBITDA	$77,341	$45,888	$(28,283)	$94,946

[1]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing facilities.

[2]	Impairment of goodwill and long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]
Results of operations of our disposed roof tile business and other disposed sites for the periods presented, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[6]	Other (gains) losses, such as gain on insurance proceeds related to the destruction of property.

[7]	Non-cash equity compensation expense.

Reconciliation of Net Income to Adjusted EBITDA Guidance for Q3 2017
(in millions)

	Q3 2017 EBITDA Guidance
	Low	High
Net income	$1	$7
Interest expense	16	16
Income tax expense	7	11
Depreciation and amortization	31	31
Adjusted EBITDA	$55	$65

Source: Forterra, Inc.

Company Contact Information:
Matt Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com